FRENCH ADDENDUM
TO BECTON DICKINSON AND COMPANY 2004 EMPLOYEE AND DIRECTOR EQUITY-BASED COMPENSATION PLAN

1.	Purpose

This Addendum, dated as of January 21, 2019, modifies the terms and conditions of the Becton Dickinson and Company (the “Company”) 2004 Employee And Director Equity-Based Compensation Plan, as amended and restated as of January 26, 2016 (the “Plan), with respect to the Awards which are intended to be Restricted Stock Units (hereafter “RSU”) and Performance Units (hereafter “PSU”). Other types of Awards under the Plan are not governed by, and will not be granted under, this Addendum.

The terms and conditions of this Addendum modify the Plan as provided below as they relate to Awards made under this Addendum. They are to be read in conjunction with the Plan and the applicable Award Agreement. In the event of any conflict between the terms and conditions of this Addendum and the Plan, the provisions of this Addendum shall prevail with respect to grants made hereunder. Capitalized terms used herein that are not otherwise defined shall have the same meaning as in the Plan.

The purpose of this Addendum is to ensure that Awards granted under this Addendum are in conformity with applicable legislation, with the meaning of:

•	Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;

•	Article 80 quaterdecies of the French General Tax Code for tax purposes; and,

•	Articles L.241-1, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

2.	Definitions

For purposes of this Addendum:

2.1.	“Affiliate” means companies of which at least fifty-percent (50%) of the equity or voting rights are held, directly or indirectly, by the Company.

2.2.
“Performance Unit” means an Award defined in Section 2(v) of the Plan that is subject to a risk of forfeiture during the vesting period of the Award, as determined by the Committee. This Award may not be payable in cash pursuant to this Addendum.

2.3.	“Restricted Stock Unit” means an Award defined in Section 2(x) of the Plan that is subject to a risk of forfeiture during the vesting period of the Award, as determined by the Committee.

2.	Eligibility

3.1
Notwithstanding anything in the Plan to the contrary, individuals who are eligible to be granted Awards under this Addendum shall consist exclusively of employees with a valid employment contract (“contrat de travail”) at grant with, and/or who are corporate officers (with or without an employment contract), such as listed below, of, the Company or of an Affiliate established under the laws of France (a “French Affiliate”):

-    “Président du Conseil d’Administration” (Chairman of the Board);
-    “Directeur Général” (Managing Director) ;
-    “Directeurs Généraux Délégués“ (Delegated Managing Directors) ;
-    Members of the “Directoire” (Executive Directors);
-    “Gérant” of a “Société par Actions” (“Manager of a Joint Stock Company”);
-    “Président" (if a private individual) d’une Société par Actions Simplifiée”.

For the avoidance of doubt, officers and directors of the Company, or of a French Affiliate(s), are eligible to be granted Awards under this Addendum if they have a valid employment contract with one of these entities, or if they are one of the corporate officers listed above. No Award can be granted under this Addendum to non-employee members of the “Conseil d’Administration” (the board of directors) of a French Affiliate, or any consultants and advisors.

3.2
In addition, an Award may not be made under this Addendum to employees and/or corporate officers holding more that 10% of the issued share capital in the Company or who, after having received Shares under an Award granted hereunder, would hold more than 10% of the issued share capital in the Company.

3.3
Participants with an Award not granted under this Addendum (either prior to or after the date of this Addendum) may also be covered by this Addendum, provided that the Committee amends the terms of such Award to comply with the terms of this Addendum prior to the vesting of the Award. In this case, an amended Award Agreement will be sent to the Participants within three (3) months following such amendment.

3.	Administration

No modification can be made to this Addendum that would adversely affect the rights of a Participant under Awards issued under this Addendum, or which is in contradiction to the French Commercial Code and French Tax Code provisions, without the consent of the Participant, unless the modification is the result of a new law or regulation or any other legal obligation applicable to the Company or any Affiliate.

The terms of this Addendum shall be interpreted by the Committee in accordance with the relevant provisions set forth by French tax and social laws, as well as the regulations issued by the French tax and social administrations.

4.	Shares available for Awards

5.1.
Notwithstanding the provisions of the Plan to the contrary, the total number of Shares that may be granted to the Participants under this Addendum shall not exceed 10% of the Company’s share capital at grant. Outstanding unvested Awards issued under the Plan shall be treated as outstanding Shares in order to determine the threshold of 10% of the Company’s share capital.

5.2.	Awards under this Addendum will be settled only by delivery of Shares to the Participants. Shares of the Company to be delivered under this Addendum may be treasury shares or newly issued shares.

For Awards to be settled by the issuance of treasury shares, the shares shall have been repurchased by the Company at least one day before the applicable Vesting Date.

Shares acquired by the Participant as a result of the vesting of the Award issued under this Addendum shall be maintained in an account in the name of the Participant with the Company, a broker or in such other manner as the Company may otherwise determine to ensure compliance with applicable law. A Participant shall have the voting and dividends rights with respect to the Shares as of the date the Participant becomes the owner of such Shares.

5.3.
In connection with any adjustment under Section 5(e) of the Plan, the Committee shall take all the necessary steps to determine the impact of such adjustment on the income tax and social security treatment of Awards made to Participants under this Addendum and whenever possible, to maintain the tax and social security treatment of the Awards; provided, that nothing herein shall prevent the Committee from making any such adjustment. The Committee shall inform such Participants of any such adjustment.

5.	Restricted Stock Units

6.1.
With respect to RSUs granted to Participants in France under this Addendum, the vesting schedule determined by the Committee, as mentioned in the Award Agreement, is applicable to the Awards governed by this Addendum. Unless the Committee decides otherwise, such vesting period shall be not less than two (2) years de minimis, as defined in Section L.225-197-1 of the French Commercial Code.

6.1.
In the event the vesting schedule or an accelerated vesting of an RSU would result in the vesting of the Award (in whole or in part) after the first anniversary of the grant date (the “Minimum Vesting Period”), but prior to the second anniversary of the grant date, a mandatory Share Sale Restriction Period (as defined below) of a minimum one (1) year shall apply to the Shares received upon vesting, as described below. The applicability of the Share Sale Restriction Period will be indicated in the Award Agreement.

6.2.
Notwithstanding any provisions of the Plan to the contrary, unless an Award of RSUs (i) vests after the second anniversary of the grant date or (ii) vests after the Minimum Vesting Period (except in case of a Participant death or disability of second (2nd) or third (3rd) category as defined as per Article L.341-4 of the French Social Security Code) and the Shares distributed upon vesting are subject to the Share Sale Restriction Period provided by the French Commercial Code and the Award Agreement, the Award shall be considered as non-qualified for French income tax and social security purposes.

6.3.
(i)    If an Award granted under this Addendum vests, in whole or in part, as determined in the Award Agreement, after the Minimum Vesting Period but prior to the second anniversary of the grant date, Shares acquired pursuant to the Award shall be subject to a minimum of one (1) year Share Sale Restriction starting from the vesting date (the “Share Sale Restriction Period”), during which the Shares may not be sold other than in the circumstances set out in paragraph (iii) below. If the Participant ceases employment with the Company, or any Affiliate, at any time after such vesting, the Shares acquired shall nonetheless not be freely transferable before the expiration of the Share Sale Restriction Period.

(ii)    At the end of the above Share Sale Restriction Period (if applicable) or at the end of the Vesting Period (if no Share Sale Restriction Period is applicable), the Shares shall not be sold if doing so would violate any rule that prohibits trading while aware of material non-public information of the Securities and Exchange Commission (SEC) or the “Autorité des Marchés Financiers” (AMF), or any relevant securities law.

(iii)     Notwithstanding any provision of the Plan to the contrary, in the event of the Participant’s death during the Share Sale Restriction Period, the person or persons to whom the Shares are transferred by will or in accordance with the laws of descent and distribution shall not be subject to the Share Sale Restriction Period, the Shares being freely transferable upon the Participant’s death.

(iv)    If the Participant ceases employment with the Company or any Affiliate(s) due to Disability within the 2nd and 3rd categories as defined as per Article L.341-4 of the French Social Security Code during the Share Sale Restriction Period, the Share Sale Restriction Period shall be accelerated and deemed to have lapsed. Such provisions shall not constitute a disqualified event for French income tax and social security.

7.	Performance Units

7.1.
Notwithstanding any provisions of the Plan and this Addendum to the contrary, in case of the Participant’s death, an Award of Performance Units granted under this Addendum shall vest in full, and the person or persons to whom the Shares are transferred by will or in accordance with the laws of descent and distribution shall be entitled to request the Shares underlying the Performance Units within six (6) months following such death.

7.2.
Notwithstanding any provisions to the contrary, in the event of an accelerated vesting provided by the Plan (except in case of a Participant death or Disability), Awards that do not comply with the Minimum Vesting Period and Share Sale Restriction Period (if applicable) provided by the French Commercial Code and the Award Agreement shall be considered as non-qualified for French income tax and social security purposes.

7.3.
Notwithstanding any provision of the Plan to the contrary, the Shares received upon vesting of an Award of Performance Units shall not be sold if doing so would violate any rule that prohibits trading while aware of material non-public information of the Securities and Exchange Commission (SEC) or the “Autorité des Marchés Financiers” (AMF), or any relevant securities law.

8.	General Provisions Applicable to Awards

8.1.	RSUs and Performance Units granted under the Addendum are granted for no cash consideration.

8.2.
A Participant granted an RSU or Performance Unit Award under this Addendum shall have no shareholder rights, including the right to vote or to receive dividends, until such Award is duly vested and the legal ownership of shares is transferred to the Participant.

8.3.
Upon occurrence of a Change of Control, the provisions of the Plan and the applicable Award Agreement shall apply to French participants. In such event, the Committee, in its discretion, may authorize the acceleration of the vesting date of an Award granted hereunder and/or the cancellation of the Share Sale Restriction Period. However, when a tax favorable treatment may be available further to French legislation (article 80 quaterdecies of the French Tax Code), the Committee, in its discretion, may give the choice to French Participants.

In the event the Company exchange Shares for other securities (but for no cash consideration) pursuant to applicable French legal and tax rules and notably, article L.225-197-1 § III of the French Commercial Code, then the provisions of the Plan as well as the periods of vesting and Share Sale Restriction (if applicable) will remain applicable to shares or rights received in exchange.

9.	Miscellaneous

9.1
Notwithstanding any provision of the Plan or this Addendum to the contrary, no Shares issued pursuant to an Award granted under this Addendum may be sold prior to the lapse of the Share Sale Restriction Period to satisfy any social security or tax withholding due for such Awards.

The Company or its Affiliates shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due with respect to Awards granted hereunder or shall have the right to deduct any applicable withholding or other employment taxes due from other compensation income paid to the Participant.

The employer is responsible for withholding employees’ social security charges in the event that they are due. However, the Participants remain responsible for bearing the costs of employees’ social security charges.

9.2
The adoption of this Addendum shall not confer upon any Participants, or any employee of a French Affiliate, any employment rights and shall not be construed as a part of any employment contracts that a French Affiliate has with its employees or create any employment relationship with the Company.